Exhibit 99

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
November 21, 2008	301.986.1800

EAGLE BANCORP RECEIVES PRELIMINARY APPROVAL UNDER

TREASURY CAPITAL PURCHASE PROGRAM

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (Nasdaq: EGBN), the parent company of EagleBank, today announced that it has received preliminary approval of its application to participate in the Capital Purchase Program established by the United States Department of the Treasury under the Emergency Economic Stabilization Act.

Under the program, the Company will be able to issue up to $38,235,000 of preferred stock and warrants to purchase approximately $5,735,250 of Company common stock to the Treasury.

The non-voting senior preferred shares to be issued to the Treasury will pay a dividend of 5% annually for the first five years after issuance and 9% annually after the fifth year, if they are not redeemed. Participation in the program is subject to the Treasury Department’s standard terms and conditions, and the sale of preferred shares and warrants is subject to the completion and review of necessary documentation. Although the Company currently intends to participate in the program, it will continue to monitor and evaluate any additional governmental requirements that may diminish the value of, or unduly burden, participation in the program.

The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking services through fifteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors the Company’s ability to successfully integrate the operations of Fidelity & Trust  and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.